On March 29, 2002, Arthur Andersen LLP ("Andersen") was dismissed as independent accountant for The Institutional Investors Capital
Appreciation Fund, Inc. (the "Fund"). Andersen was previously engaged as the accountant to audit the Fund's financial statements.
Andersen issued reports on the Fund's financial statements as of December 31, 2001 and 2000. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
The decision to change accountants was recommended by the Fund's Audit Committee and approved by the Fund's Board of Trustees.
At no time preceding the dismissal of Andersen were there any disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report. At no time preceding the dismissal of Andersen did any of the events enumerated in paragraphs (1) (v) (A) through (D) of Item 304 (a) of Regulation S-K occur. The Fund engaged Ernst & Young LLP ("E&Y") as its new independent accountant on July 18, 2002. At no time preceding the engagement of E&Y did the Fund consult E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.
The Fund has provided Andersen with a copy of these disclosures and has requested Andersen to furnish the Fund with a letter addressed to the Commission stating whether it agrees with the statements made by the Fund herein and, if not, stating the respects in which it does not agree.
The Fund has not received such letter from Andersen.